Filed Pursuant to Rule 424(b)(3)
File No. 333-269714

PROSPECT CAPITAL CORPORATION

SUPPLEMENT NO. 2 TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 10, 2023
THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 6, 2024

The purpose of this supplement is to amend disclosure appearing in Prospect Capital Corporation’s (the “Company”) prospectus supplement dated February 10, 2023 (the “Prospectus Supplement”). This supplement supersedes the Prospectus Supplement and any previous supplements thereto to the extent it contains information that is different from or in addition to the information in the Prospectus Supplement or such previous supplement. Unless otherwise indicated, all other information included in the Prospectus Supplement, or any previous supplements thereto, that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Prospectus Supplement or the prospectus dated February 10, 2023, as applicable.

CHANGES TO FIXED RATE SHARE OFFERING

The Company is no longer offering the 5.50% Series AA1 Preferred Stock (the “Series AA1 Shares”), the 5.50% Series MM1 Preferred Stock (the “Series MM1 Shares”), the 6.50% Series AA2 Preferred Stock (the “Series AA2 Shares”) and the 6.50% Series MM2 Preferred Stock (the “Series MM2 Shares,” and together with the Series AA1 Shares, Series AA2 Shares, MM1 Shares, the “Fixed Rate Shares”) to all investors. The Fixed Rate Shares are no longer offered under the Prospectus Supplement and no purchase orders for the Fixed Rate Shares will be accepted. For existing shareholders in the Fixed Rate Shares, business will continue to be conducted as usual, except that existing shareholders do not have the option of purchasing additional Fixed Rate Shares. However, existing shareholders of Fixed Rate Shares may continue to receive Fixed Rate Shares pursuant to the Preferred Stock Dividend Reinvestment Plan.

The Company reserves the right to recommence the offering of the Fixed Rate Shares to investors in the future. Except as described in this supplement, all other information regarding the Fixed Rate Shares described in the Prospectus Supplement remains unchanged.

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SHAREHOLDERS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE
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